Exhibit 10.2
JPMORGAN CHASE & CO.
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
Amended and Restated Effective January 1, 2025
Effective January 1, 2005, JPMorgan Chase & Co ("Corporation") hereby establishes the JPMorgan Chase & Co. 2005 Deferred Compensation Plan for Non-Employee Directors ("Plan").
The Plan applies to deferrals made on or after January 1, 2005. The Plan is designed to comply with Section 409A of the Internal Revenue Code (“Code”) and should be interpreted in a manner to satisfy that Code Section. In that regard, because employees are not entitled to participant in this Plan and because Directors are not “officers,” the Plan does not include provisions regarding “specified employees.” Further, until final Treasury Regulations were promulgated under Section 409A of the Code, the Plan has been interpreted and operated in good faith compliance with Section 409A and Internal Revenue Service Notice 2005-1 through December 31, 2007. After January 1, 2005, the Plan was first amended and restated in 2025 to prospectively change the election options available under Section 2.2(d).
At all times, this Plan is entirely unfunded, both for tax purposes and for purposes of Title I of ERISA. This Plan is maintained primarily for the purpose of providing non-qualified deferred compensation and is not a qualified plan within the meaning of Section 401(a) of the Code. Further, the Plan is not subject to any of the ERISA provisions regarding participation, vesting, funding or fiduciary responsibility.
For avoidance of doubt, it is intended that each election with respect to the form or timing of a distribution shall be a “class year” applying solely to the deferral and investment experience thereon to which the election pertains.
All amounts deferred under the JPMorgan Chase Deferred Compensation Plan For Non-Employee Directors as in effect prior to January 1, 2005 ("Prior Plan") were vested as December 31, 2004. Amounts deferred under the Prior Plan, as well as investment experience thereon, are separately accounted for under, and remain subject to the terms and conditions of, the Prior Plan. No material modifications to the operations or terms of the Prior Plan occurred after October 3, 2004. The Prior Plan will not comply with Section 409A of the Code, unless there is a material modification of such Prior Plan.
1.Definitions - The following are defined terms wherever they appear in the Plan.
1.1"Administrator" shall mean the Secretary of the Corporation, or such other person or committee appointed by the Chief Executive Officer of the Corporation to be responsible for those functions assigned to the Administrator under the Plan.
1.2"Annual Installments" shall mean an amount payable annually on a distribution date based the on value of the Account as of the Valuation Date. The amount of each installment shall be calculated by multiplying such Account balance by a fraction the numerator is one and denominator is the remaining installments. Each installment shall be a separate payment for purposes of the Treasury Regulations issued pursuant to Section 409A of the Code.
1.3"Annual Stock Retainer" or "Stock compensation" shall mean an annual award of Restricted Stock Units.
1.4"Board of Directors" shall mean the Board of Directors of the Corporation.
1.5"Corporation" shall mean JPMorgan Chase & Co. and successor.
1.6"Deferred Compensation Account" or "Account" shall mean the separate account established effective January 1, 2005, under the Plan for each Participant as described in Section 3.1.
1.7"Director" shall mean a member of the Board of Directors who is not also an employee of the Corporation or a Subsidiary.
1.8"Participant" shall mean each Director who participates in the Plan in accordance with the terms and conditions of the Plan.

1.9"Plan" shall mean the JPMorgan Chase & Co. 2005 Deferred Compensation Plan for Non-Employee Directors, as amended from time to time.
1.10“Restricted Stock Unit(s)” shall mean a contractual obligation to deliver, following a Separation from Service, or another Permissible Payment Event, a number of shares of Stock equal to the number of units credited to a Participant’s Stock Account. All Restricted Stock Unit(s) under the Plan are immediately vested.
1.11"Separation from Service" means a termination of services as a Director of Board of Directors as set forth in Treasury Regulation 1.409A-1(h), using the 20% benchmark set forth therein.
1.12“Specified Payment Date” means the specific payment date following a thirty-six-month deferral of relevant Stock compensation.
1.13"Stock" shall mean the Common Stock of the Corporation, $1.00 par value per share.
1.14“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as described in Section 409A of the Code.
1.15"Valuation Date" shall mean the close of business on the last business day of each calendar quarter or such other dates as may be specified by the Administrator.
1.16"Subsidiary" shall mean any corporation, which at the time qualifies as a subsidiary of the Corporation under the definition of “subsidiary corporation” in Section 425(f) of the Internal Revenue Code, as amended from time to time.
2.Participation.
2.1Basis of Participation. Only Directors are eligible to participate. Each Director participates on a mandatory basis with respect to the Annual Stock Retainer and on a voluntary basis with respect to cash compensation.
2.2Participation in the Plan and Elections.
(a)Mandatory. All Directors shall have their Annual Stock Retainer deferred automatically hereunder but may make the elections described in Section 2.2(d)(v)(c), (d) and (e) with respect to such deferred amount.
(b)Voluntary---Existing Director. A Director also may elect to participate with respect to cash compensation for any calendar year by delivering the completed election form described in Section 2.2 (d)(v).
(c)Voluntary---New Directors. An individual who becomes a Director during a calendar year may also elect to participate with respect to cash compensation to be earned for the remainder of calendar year by delivering the completed election form described in Section 2.2(d)(v). In addition, such individual shall make the elections specified in Section 2.2(d)(v)(c), (d) and (e) with respect the Annual Stock Retainer to be awarded in the next succeeding calendar year.
(d)Elections.
(i)Elections Irrevocable. On proper and timely delivery to the Administrator of the election form described herein, the elections made therein are irrevocable. Each election, including the elections specified by in Section 2.2(d)(v)(c), (d) and (e), shall apply only to amount deferred in the calendar year to which the election applies.
(ii)Timing of Election for Annual Stock Retainer. Effective for Annual Stock Retainers awarded during or after calendar year 2009 and subject to the special rule in Section 2.2(d)(iv), each Director shall make the election described in

Sections 2.2(d)( v)(c), (d) and (e) with respect to the Annual Stock Retainer by delivering a properly executed deferral election form to the Administrator by not later than December 31 of the second calendar year immediately prior to the date of such award or such earlier date as specified by the Administrator. (By way of clarification, if an Annual Stock Retainer is awarded in 2010, the election described above must be made on or before December 31, 2008.) In the event that a Director fails to make such an election for any particular calendar year in which the Annual Stock Retainer is made, the number of Restricted Stock Units represented by the Annual Stock Retainer for that year and by the re-reinvested dividend equivalents thereon shall be distributed in their entirety in the calendar year immediately following a Separation from Service.
(iii)Timing of Election of Cash Compensation. Subject to Section 2.2(iv), each Director electing to participate in the Plan with respect to cash compensation for any calendar year must make the elections described herein by delivering a properly completed deferral election form to the Administrator not later than December 31 of the calendar year immediately preceding the year for which the deferral election is effective.
(iv)Timing of Elections for Individual who become Directors during a Calendar Year. An individual who becomes a Director during a calendar year may also elect to participate in this Plan with respect to their cash compensation to be earned during that calendar year by delivering a properly completed election form to the Administrator prior to the date that they become a Director but not later than the date specified by the Administrator. In addition, at the same time, such individual shall make the elections specified in Section 2.2 (c)(v)(c), (d) and (e) with respect the Annual Stock Retainer to be awarded in the next succeeding calendar year. In the event that such a Director fails to make such an election with respect to the Annual Stock Retainer, the number of Restricted Stock Units represented by the Annual Stock Retainer for that year and by reinvested dividend equivalents thereon shall be distributed in their entirety in the calendar year immediately following a Separation from Service.
(v)Election Form. Each annual election by the Director shall specify the
(a)amount, by percentage or by dollar amount, of cash compensation to be deferred;
(b)allocation of deferred cash compensation among the hypothetical investment funds provided by the Plan;
(c)manner in which cash deferred compensation is to be paid---a lump sum or Annual Installments (not to exceed 15);
(d)the calendar year or calendars years for payment of deferred compensation, provided:
(i)deferred cash contribution shall only be paid following a Separation from Service;
(ii)Annual Stock Retainers awarded prior to calendar year 2027 may only be paid, either in installments or a lump sum, following a Separation from Service; and
(iii)Provided a Director has satisfied the Corporation’s Stock Ownership Requirements prior to the award date, for Annual Stock Retainers awarded during or after calendar year 2027, a Director may elect to defer up to 50% of their Annual Stock Retainer for thirty-six months from the date of the award. The Specified Payment Date of the Stock compensation deferred under this Section 2.2(v)(d)(iii) shall be paid upon the expiration of the thirty-six-month deferral period, provided:
(a)a Director may elect to receive payment in a lump sum or Annual Installments (not to exceed 15); and
(b)A Participant may exercise a subsequent deferral election for awards with a Specified Payment Date in accordance with Section 2.2(vii).
(e)manner of payment of deferred compensation to a Participant's estate in the event of death before complete distribution of deferred compensation.
(vi)Transition Elections. Pursuant to the transition rules set forth in the Preamble to the Final and Proposed Regulations under Section 409A, elections as to the date and form of a distribution with respect to Annual Stock Retainers awarded in calendar years 2005, 2006, 2007 and 2008 were permitted to be made up to December 31, 2007.
(vii)Changes in Form and Date of Distribution. A Participant may elect to change the form and time of distribution in accordance with Section 409A (a)(4) of the Code and the final Treasury Regulations issued thereunder.
2.3Term of Election of Deferral.
(a)An election to defer cash compensation and the timing and form of distribution of such deferred amount shall be effective only for cash compensation earned in the calendar year to which it relates or otherwise as specified herein.
(b)A new election to defer cash compensation shall be made for each future calendar year in accordance with Section 2.2(d).
3.Compensation Deferred.
3.1.Deferred Compensation Account.
(a)Account. A Deferred Compensation Account shall be established for each Participant. The Account shall consist of two parts: (1) cash compensation deferred by a Participant under the Plan (other than those amounts that a Participant allocates to the Stock Account), along with investment experience on such deferred compensation (the “Cash Account”) with respect to the hypothetical investment funds provided by the Plan and (2) Restricted Stock Units attributable to the Annual Stock Retainer and cash compensation allocated by a Participant to an investment in the hypothetical investment Stock fund plus additional Restricted Stock Units credited to the Participant’s Account as a result of dividend equivalents (the “Stock Account”). The amount of cash deferred (including investment experience) shall be credited to the Participant's Cash Account. The number of Restricted Stock Units plus additional number of units resulting from dividend equivalents shall be credited to the Participant's Stock Account.
(b)Crediting of Deferred Cash Compensation. Deferred cash compensation shall be credited to the Participant's Cash Account as of the last day of the month during which such cash compensation was otherwise payable to the Participant. For purposes of hypothetical investment of cash compensation under Section 3.3, however, deferred cash compensation shall not be considered to be hypothetically invested until the first day of the calendar quarter next following the date that such compensation is credited to the Participant's Cash Account or such earlier date (but not earlier than the date on which the deferred compensation is credited to the Account) as may specified by the Administrator and shall not begin to accrue investment experience until the first day of such quarter or such earlier date, (but not earlier than the date such compensation is credited to the Account) as may be specified by the Administrator).

(c)Crediting of the Annual Stock Retainer. The Restricted Stock Units attributable to the Annual Stock Retainer shall be credited to the Participant's Stock Account as of the date of the award of the relevant Annual Stock Retainer. See Section 3.6 for crediting of dividends equivalents.
3.2.Amount of Deferral. A Participant may elect to defer receipt of all or a specified portion, by percentage or by dollar amount, of cash compensation otherwise payable in cash to the Participant for services as a Director or as a member of a committee of the Board of Directors. For these purposes, cash compensation shall include, but shall not be limited to, Directors' fees, retainers, meeting fees, fees for committees or other similar forms of remuneration, but shall not include direct reimbursement of expenses.
3.3.Hypothetical Investment of Cash. Deferred cash compensation is assumed to be invested in one or more of the hypothetical investment funds made available from time to time hereunder. Descriptions of hypothetical investment funds available under the Plan shall be provided to each Participant on or prior to the Participant making an allocation or reallocation of investment equivalents into which any deferred cash payments are to be allocated or reallocated.
3.4.Time of Hypothetical Investment of Cash. The amount of cash in the Participant's Cash Account on each Valuation Date which has not been previously invested shall be deemed invested in a hypothetical investment fund (elected by the Participant) on that Valuation Date based on the value of the hypothetical investment fund on that date.
3.5.Allocation of Hypothetical Investments of Cash; Reallocation of Hypothetical Investments of Cash.
(a)A Participant may allocate the balance of the Participant’s Cash Account to one or more hypothetical investment funds. The allocation shall be selected by the Participant.
(b)A Participant may at any time prospectively change the allocation of deferred cash compensation from one hypothetical investment fund to another. Such reallocation shall be effective as of the date the reallocation request is received in good order by the Administrator.
(c)Subject to subsection (d), a Participant may at any time also reallocate among the hypothetical investment funds any cash compensation previously deferred by the Participant and then credited to the Participant's Cash Account. This reallocation is in addition to the reallocation described in paragraph (b) above. The reallocation shall be effective as of the date the reallocation request is received in good order by the Administrator.
(d)If a Participant allocates any deferred cash compensation to the hypothetical Stock investment fund, the number of shares of associated with such allocation shall be based on the rules set forth Section 3.6 below. Amounts allocated to the Stock Account cannot be reallocated or transferred among other hypothetical investment funds and shall be distributed in the form of Stock.
3.6.Dividends Equivalents on Restricted Stock Unit. Dividends shall be deemed to have been paid on the Restricted Stock Units allocated to a Participant's Stock Account as if such allocated Restricted Stock Units were actual shares of Stock issued and outstanding on the record date for dividends on Stock. Such dividend equivalents shall be converted into additional Restricted Stock Units and shall be credited to a Participant's Stock Account quarterly. Fractional shares shall be credited to a Participant's Stock Account cumulatively, but the balance of shares of Stock in a Participant's Stock Account shall be rounded to the next highest whole share in the event of any issuance and distribution of Stock to such Participant pursuant to Section 4.1. The number of Restricted Stock Units in a Participant's Stock Account shall be adjusted to reflect stock dividends, splits, reclassifications, and similar transactions with respect to Stock.
3.7.Balance of Deferred Compensation Account. The balance of each Participant's Deferred Compensation Account shall include: (1) cash compensation deferred by the Participant and the investment experience credited to the Participant's Cash Account (other than Stock) and (2) the Restricted Stock Units attributable to the Annual Stock Retainer and to cash compensation credited to the Participant’s Stock Account and any additional Restricted Stock Units credited to the Participant’s Stock Account from the investment of dividend equivalents.
3.8.Statement of Account. A statement shall be provided to each Participant as to the balance of the Participant's Deferred Compensation Account at least once a calendar year.
4.Payment of Deferred Compensation.
4.1.Payment of Deferred Compensation.
(a)Cash contributions deferred under Section 2.2.(d)(v)(d)(i) shall be paid to the Participant following a Separation from Service according to the elections on file with the Administrator.
(b)Stock compensation deferred under Section 2.2(d)(v)(d)(ii) shall be paid to the Participant following a Separation from Service according to the elections on file with the Administrator.
(c)Stock compensation deferred under Section 2.2(d)(v)(d)(iii) shall be paid after the Specified Payment Date but before the end of the calendar year of the Specified Payment Date or the 15th day of the third month following the Specified Payment date, whichever is latest. Elections made under Section 2.2(d)(v)(d)(iii) shall not be accelerated or altered due to a Separation from Service.
(d)In the absence of such election for any deferral, such deferral plus investment experience thereon shall be distributed in a lump sum in the calendar year next following the Separation from Service.
(e)The balance of the Participant's Account shall be valued as of the Valuation Date coincident with or immediately prior to any payment date, but the balance of the Participant's Account shall include all compensation deferred by the Participant since the last Valuation Date.
(f)The Cash Account not allocated to Stock shall be paid in cash. The number of Restricted Stock Units allocated to Stock Account shall be distributed in the form of Stock.
4.2.Payments to a Deceased Participant's Estate or Beneficiaries. Pursuant to the election set forth in Section 2.2(d)(v), a Participant may elect that in the event of the Participant’s death, any balance in the Participant’s Deferred Compensation Account shall be paid (i) to beneficiaries, named by the Participant, provided that if no such election is made, payment shall be to the Participant’s estate; and (ii) in the same manner as provided with respect to the Participant, provided that if no such election is made the balance of the Participant's Deferred Compensation Account shall be determined as of the Valuation Date coincident with or immediately prior to the Participant’s death and this amount shall be paid in a single payment to the Participant's estate in the calendar year in which such death occurred, or if later, ninety days following death.
4.3.Unforeseeable Emergency Distribution. Upon the Participant's request and the submission of evidence of demonstrating an Unforeseeable Emergency, the Administrator may, in his sole and absolute discretion, determine that a Participant has incurred an Unforeseeable Emergency. If such a determination is made, the Administrator may cancel a deferral election for the balance of the calendar year and, taking into account the dollar value of such cancellation to the Participant, shall authorize a distribution limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). For these purposes, a distribution shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's assets (to the extent such liquidation would not itself cause a severe financial hardship).

5.General Provisions.
5.1.Participant's Rights Unsecured. The right of any Participant to receive future payments of cash or Stock under the provisions of the Plan shall be an unsecured claim against the general assets of the Corporation or the Bank, as appropriate.
5.2.Assignability. No right to receive payments or distributions under the Plan shall be transferable or assignable by a Participant, except by will, by the laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of payments under the Plan shall be void and of no force or effect.
5.3.Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan and who shall interpret, construe and implement the provisions of the Plan in the Administrator’s discretion. Notwithstanding any other provision of the Plan, the Administrator may conform, in whole or in part, the administration of the Plan, to the administration of the JPMorgan Chase 2005 Deferred Compensation Program, as such program may from time to time be amended, and to the Corporation’s Policy on Personal Investment in JPMorgan Chase Securities.
5.4.Amendment. The Plan may at any time or from time to time be amended, modified or terminated by the Corporation and/or the Bank by the act of the Administrator, provided that no amendment, modification or termination (a) shall, without the consent of the Participant, adversely affect the balance of a Participant's Deferred Compensation Account at that time or (b) permit payment of the balance of a Participant's Deferred Compensation Account prior to the date of payment specified in Section 4.1 (except for payments provided in Section 4.2 or Section 4.3).
5.5.Legal Opinions. The Administrator may consult with legal counsel, who may be counsel for the Corporation or other counsel, with respect to the Administrator's obligations or duties hereunder, or with respect to any action, proceeding or any question of law, and shall not be liable with respect to any action taken or omitted to be taken, by the Administrator in good faith pursuant to the advice of such counsel.
5.6.Liability. Any decision made or action taken by the Board of Directors, the Administrator, or any employee of the Corporation or any of its subsidiaries arising out of or in connection with the construction, administration, interpretation or effect of the Plan shall be within their or its absolute discretion and shall be conclusive and binding on all parties. Neither the Administrator nor any member of the Board of Directors, and no employee of the Corporation or of any of its subsidiaries, shall be liable for any act or action hereunder, whether of omission or commission, except in circumstances involving bad faith, or for any act of any other member or employee or of any agent to whom duties in connection with the administration of the Plan have been delegated.
5.7.Construction. The singular shall include the plural, where appropriate.
5.8.Interpretation. This Plan shall be construed to comply with Section 409A of the Code.